Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

by and among

FRANK’S INTERNATIONAL N.V.

and

THE SHAREHOLDERS PARTY HERETO

Schedule A – Schedule of Shareholders

Exhibit A – Form of Joinder Agreement

Exhibit B – Other Lock-Up Persons

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 10, 2021 to be effective as of the Closing (as defined below) by and among Frank’s International N.V., a public company organized under the laws of the Netherlands (the “Company”), and the parties set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders” and including any Person that becomes a Shareholder after the date hereof by executing a joinder to this Agreement prior to the Closing substantially in the form of Exhibit A).

WHEREAS, this Agreement is entered into concurrently with the execution and delivery of the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among the Company, New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Eagle”), pursuant to which, upon the terms and subject to the conditions set forth therein, Eagle shall be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a direct, wholly owned subsidiary of the Company and ordinary shares of Eagle outstanding immediately prior to the effective time of the Merger (the “Closing”) being converted into the right to receive shares of Common Stock;

WHEREAS, the Company is agreeing to provide the registration and other rights set forth in this Agreement for the benefit of the Shareholders following the Closing; and

WHEREAS, the Company desires that the Shareholders agree, and each such Shareholder is willing to agree, subject to the limitations herein, not to transfer or take other certain specified actions with respect to any of the Lock-Up Shares during the Lock-Up Period (both as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and, in respect of a Shareholder, any investment fund, vehicle, holding company or separately managed account, in each case, for which such Shareholder, the discretionary manager or advisor of such Shareholder, or any Affiliate of such Shareholder serves as the general partner, managing member or discretionary manager or advisor; provided that limited partners, non-managing members or other similar direct or indirect investors in such Shareholder (in their capacities as such) shall not be deemed to be Affiliates of such Shareholder. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. No Shareholder shall be deemed to be an Affiliate of the Company.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” has the meaning specified therefor in the recitals of this Agreement.

“Common Stock” means the common stock, par value €0.01 per share, of the Company.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Damages” has the meaning specified therefor in Section 2.9(a).

“Demand Registration” has the meaning specified therefor in Section 2.1.

“Eagle” has the meaning specified therefor in the recitals of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Existing RRA” means that certain Registration Rights Agreement dated August 14, 2013, as amended through the date hereof, by and among the Company, Mosing Holdings LLC and FWW B.V.

“Existing RRA Holder” means any Person holding Existing RRA Registrable Securities.

“Existing RRA Registrable Securities” means Registrable Securities as such term is defined under the Existing RRA (and not as such term is defined under this Agreement).

“Form S-3 Eligible” has the meaning specified therefor in Section 2.1.

“Holder” means a Shareholder that is the record holder of any Registrable Securities.

“Indemnified Party” has the meaning specified therefor in Section 2.11.

“Indemnifying Party” has the meaning specified therefor in Section 2.11.

“Inspectors” has the meaning specified therefor in Section 2.8(g).

“Lock-Up Period” has the meaning set forth in Section 3.1.

“Lock-Up Shares” has the meaning set forth in Section 3.1.

“Lock-Up Share Transfer” has the meaning set forth in Section 3.1.

“Maximum Offering Size” has the meaning specified therefor in Section 2.1(c).

“Merger” has the meaning specified therefor in the recitals of this Agreement.

“Merger Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Merger Sub” has the meaning specified therefor in the recitals of this Agreement.

“Ownership Percentage” means, with respect to any Shareholder, a fraction, (x) the numerator of which is the total number of outstanding shares of Common Stock Beneficially Owned by such Shareholder and (y) the denominator of which is the total number of outstanding shares of Common Stock.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Registration” has the meaning specified therefor in Section 2.2(a).

“Public Offering” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement under the Securities Act.

“Records” has the meaning specified therefor in Section 2.8(g).

“Registering Holder” means any Holder requesting to register Registrable Securities pursuant to a Demand Registration, Piggyback Registration or Shelf Registration pursuant to this Agreement.

“Registering Holders Counsel” means the one law firm or other legal counsel to the Registering Holders selected (i) in the case of a Demand Registration, by the Registering Holders owning a majority of the outstanding Registrable Securities initially requesting such Demand Registration; (ii) in the case of a Piggyback Registration, the Registering Holders owning a majority of the outstanding Registrable Securities requested to be included in such Piggyback Registration; and (iii) in the case of a Shelf Registration, the Registering Holders Beneficially Owning a majority of the outstanding Registrable Securities to be included in such Shelf Registration.

“Registrable Securities” means, subject to Section 1.2 of this Agreement, the shares of Common Stock issued pursuant to the Merger Agreement.

“Registration Actions” has the meaning specified therefor in Section 2.7(a).

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of Registrable Securities, including all:

(i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system;

(ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered);

(iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto;

(iv) security engraving and printing expenses;

(v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties);

(vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.8(h));

(vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration;

(viii) reasonable fees and expenses of the Registering Holders Counsel;

(ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto;

(x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities sold by the Registering Holders;

(xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities;

(xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering;

(xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities;

(xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies; and

(xv) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.8.

“Rule 144” has the meaning specified therefor in Section 1.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Shareholder” or “Shareholders” has the meaning set forth in the introductory paragraph of this Agreement.

“Shelf Registration” has the meaning specified therefor in Section 2.3.

“Suspension Notice” has the meaning specified therefor in Section 2.7(a).

“Suspension Period” has the meaning specified therefor in Section 2.7(a).

“Takeover Laws” has the meaning set forth in Section 3.1.

Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security is held by the Company or one of its subsidiaries; (c) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; and (d) the date on which such Registrable

Security may be sold pursuant to any section of Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act, “Rule 144”) or any other exemption from the registration requirements of the Securities Act without regard to any holding period, volume or manner of sale limitations (including based on the availability of any SEC no-action letters) provided that the Holder of such Registrable Securities and its Affiliates own of record less than 5% of the outstanding Common Stock.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Demand Registration.

(a) If at any time after the last day of the Lock-Up Period, the Company receives a request from (i) Holders who collectively have an Ownership Percentage of at least 20% or (ii) if the Company is eligible to use Form F-3 or S-3, as applicable, under the Securities Act (“Form S-3 Eligible”), Holders who collectively have an Ownership Percentage of at least 10%, that the Company effect the registration under the Securities Act of all or any portion of such Registering Holders’ Registrable Securities (each such request is referred to herein as a “Demand Registration”), then the Company shall promptly give written notice of such request to all Shareholders. Subject to the limitations of this Section 2.1, the Company shall use its commercially reasonable efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of the sale of all Registrable Securities that each Registering Holder requests to be registered by written notice to the Company within five Business Days after the date of the Company’s notice of the Demand Registration. The Company shall not be obligated to take any action to effect: (i) any such registration for less than 5% of the Company’s then outstanding Common Stock, (ii) more than one such Demand Registration within a six-month period or (iii) more than three Demand Registrations in total pursuant to this Section 2.1. At any time prior to the effective date of the registration statement relating to such Demand Registration, Registering Holders holding a majority of the Registrable Securities proposed to be included in such Demand Registration may revoke such Demand Registration, without liability to any of the other Registering Holders, by providing written notice to the Company. If so requested, the offering conducted pursuant to a Demand Registration may be on an underwritten basis.

(b) A Demand Registration shall be deemed not to have occurred unless the registration statement relating thereto (i) has become effective under the Securities Act and has remained effective for a period of at least thirty days (or such shorter period in which all Registrable Securities of the Registering Holders included in such registration have actually been sold thereunder); (ii) such registration statement is not interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court (other than as a result of a misrepresentation or an omission by any Registering Holder included in such registration or another reason attributable to such Registering Holders), unless notwithstanding any such stop order, injunction or other order or requirement, the requirement of sub clause (i) above is satisfied; and (iii) at least 75% of the Registrable Securities included in such registration statement have been sold thereunder.

(c) If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Registering Holders that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be registered by the Registering Holders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders on the basis of Ownership Percentage);

(ii) second, all Existing RRA Registrable Securities requested to be included in such offering by the Existing RRA Holders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, among such Existing RRA Holders as nearly as practicable, in proportion to the respective amounts of Existing RRA Registrable Securities requested to be included in such registration by such Existing RRA Holders); and

(iii) third, any securities proposed to be registered by any Persons other than the Registering Holders and the Existing RRA Holders (including the Company), with such priorities among them as the Company shall determine.

(d) Upon notice to each Registering Holder, the Company may postpone effecting a registration pursuant to this Section 2.1 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if an investment banking firm of recognized national standing shall advise the Company and the Registering Holders in writing that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced. The Company shall not be entitled to initiate or continue such postponement unless it shall (A) concurrently prohibit sales by all other security holders under registration statements covering securities held by such other security holders and (B) in accordance with the Company’s policies from time to time in effect, forbid purchases and sales in the open market by executive officers of the Company.

Section 2.2 Piggyback Registration.

(a) If, at any time or from time to time after the date of the Closing, the Company proposes to register the sale of any of its Common Stock under the Securities Act (other than a registration on Form S-8, Form F-4 or Form S-4, or any successor forms, relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit, incentive compensation or similar plan of the Company, or in connection with a direct or indirect acquisition by the Company of another Person), for its own account or for the account of any other Person, the Company shall each such time give prompt notice to each Shareholder that holds Registrable Securities and offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities as such Shareholder may request (a “Piggyback Registration”).

(b) Upon the request of any such Registering Holder made within five Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered), the Company shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been requested to register by all such Registering Holders; provided if, at any time after giving notice of its intention to conduct a Piggyback Registration and prior to the effective date of the registration statement filed in connection with such Piggyback Registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Registering Holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No Piggyback Registration shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.1.

(c) If a Piggyback Registration involves an underwritten Public Offering and the managing underwriter advises the Company that, in its view, the number of Registrable Securities requested to be included in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, (A) in the event such underwritten Public Offering is initiated by the Company, to the Company and (B) in the event such underwritten Public Offering is initiated by a Person other than the Company (including by the Existing RRA Holders pursuant to Section 2 of the Existing RRA), which may not be a party to this Agreement, to such Person or Persons;

(ii) second, (y) all Registrable Securities and Existing RRA Registrable Securities requested to be included in such registration by any Registering Holders pursuant to Section 2.2 and by any Existing RRA Holders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Registering Holders and Existing RRA Holders on the basis of the relative number of shares of Registrable Securities or Existing RRA Registrable Securities so requested to be included in such registration by each) or (z) if such registration is initiated by the Existing RRA Holders as “Initiating Holders” under Section 2(a) of the Existing RRA, all Registrable Securities requested to be included in such registration by Registering Holders pursuant to Section 2.2 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Registering Holders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each); and

(iii) third, any securities proposed to be registered by any Persons other than the Registering Holders or the Existing RRA Holders, with such priorities among them as the Company shall determine.

Section 2.3 Shelf Registration. If at any time after 120 days from the date of the Closing, the Company receives a request from Holders who collectively have an Ownership Percentage of at least 10% and the Company is Form S-3 Eligible at the time of the request, the Company shall use its commercially reasonable efforts, at its sole expense, to file a “shelf” registration statement (the “Shelf Registration”) on Form F-3, Form S-3 or such other form under the Securities Act then available to the Company providing for the public resale of any Registrable Securities pursuant to Rule 415 of the Securities Act (or any similar provision that may be adopted by the SEC) and to cause such Shelf Registration to become effective as promptly as practicable and to keep such Shelf Registration in effect for a period of three years (or such shorter period in which all of the Registrable Securities of the Registering Holders included in such registration statement shall have actually been sold thereunder).

Section 2.4 Other Registrations. The Company shall not grant to any Person the right to request the Company to register any securities of the Company, except such rights as are (i) not more favorable than or inconsistent with the rights granted to the Shareholders, and (ii) that do not materially adversely affect the rights and priorities of the Shareholders set forth herein. The foregoing sentence shall not apply to registrations by the Company on Form S-8, Form S-4 or Form F-4 (or any successor forms thereto). Nothing in this Section 2.4 shall restrict the Company from complying with its obligations pursuant to the Existing RRA.

Section 2.5 Lock-Up Agreements. If any registration of Registrable Securities shall be effected in connection with any Public Offering, and, the Board so requests it, then neither the Company nor any Registering Holder participating in such Public Offering shall effect any offer, pledge, sale or otherwise transfer or dispose of, directly or indirectly, any securities of the Company except as part of such Public Offering or initiate any request for a Demand Registration or Shelf Registration during the period beginning upon the public filing with the SEC of a preliminary “red herring” prospectus containing a bona fide estimate of a price range until the earlier of (i) such time as the Company and the lead managing underwriter shall agree; or (ii) 90 days.

Section 2.6 Shareholder Participation. Notwithstanding anything to the contrary, no Shareholder may participate in any underwritten Public Offering hereunder unless such Shareholder accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents reasonably requested under the terms of such underwriting arrangements; provided, that all Persons participating in such underwritten Public Offering (other than the Company) shall be required to complete and execute, on the same terms and conditions, such questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements, and other documents (if applicable). The right of a Shareholder to register and sell Registrable Securities in an underwritten Public Offering shall also be subject to any restrictions, limitations or prohibitions on the sale of Registrable Securities as may be required by the underwriters in the interest of the offering (and, without limiting the foregoing, each Shareholder shall in connection therewith agree to be bound by (and if requested, execute and deliver) a lock-up agreement with the underwriter(s) of any such underwritten Public Offering as provided in Section 2.5).

Section 2.7 Suspension.

(a) Notwithstanding anything to the contrary contained in this Article II, the Company shall be entitled to suspend its obligation to (i) file or submit (but not to prepare) any registration statement in connection with any Demand Registration or Shelf Registration, (ii) file or submit any amendment to such a registration statement, (iii) file, submit or furnish any supplement or amendment to a prospectus included in such a registration statement, (iv) make any other filing with the SEC, (v) cause such a registration statement or other filing with the SEC to become or remain effective, (vi) conduct a Public Offering or (vii) take any similar actions or actions related thereto (including entering into agreements and actions related to the marketing of securities) (collectively, “Registration Actions”) upon (A) the issuance by the SEC of a stop order suspending the effectiveness of any such registration statement or the initiation of proceedings with respect to such a registration statement under Section 8(d) or 8(e) of the Securities Act, (B) the Board’s reasonable determination that any such Registration Action should not be taken because it would reasonably be expected to materially interfere with or require the public disclosure of any material corporate development, plan or transaction involving the Company or any of its subsidiaries or (C) the Company possessing material non-public information the disclosure of which the Board determines would reasonably be expected to not be in the best interests of the Company. Upon the occurrence of any of the conditions described in clause (A), (B) or (C) above in connection with undertaking a Registration Action, the Company shall give prompt notice of such suspension (and whether such action is being taken pursuant to clause (A), (B) or (C) above) (a “Suspension Notice”) to the Shareholders, which shall specify that the existence and subject matter of such Suspension Notice must be treated as confidential by such Shareholders. Upon the termination of such condition, the Company shall give prompt notice thereof to the Shareholders and shall promptly proceed with all Registration Actions that were suspended pursuant to this Section 2.7(a). The Company may only suspend Registration Actions pursuant to clause (B) or (C) above on three occasions during any period of 18 consecutive months for a reasonable time specified in the Suspension Notice but not exceeding an aggregate of 180 days (which period may not be extended or renewed) during such 18-consecutive-month period (each such occasion, a “Suspension Period”). Each Suspension Period shall be deemed to begin on the date the relevant Suspension Notice is given to the Shareholders and shall be deemed to end on the earlier to occur of (x) the date on which the Company gives the Shareholders a notice that the Suspension Period has terminated and (y) the date on which the number of days during which a Suspension Period has been in effect exceeds the 180-day limit during such 18-consecutive-month period. If the filing of any Demand Registration or Shelf Registration is suspended pursuant to this Section 2.7, once the Suspension Period ends the Registering Holders may request a new Demand Registration or Shelf Registration (and any such request for a Demand Registration shall not be counted as an additional Demand Registration for purposes of Section 2.1).

(b) Notwithstanding anything to the contrary in this Article II, the Company shall not be in breach of, or have failed to comply with, any obligation under this Article II where the Company acts or omits to take any action in order to comply with applicable law, any SEC guidance or any order. Each Shareholder shall keep confidential the fact that a Suspension Period is in effect unless otherwise notified by the Company, except (i) for disclosure to the participants in any Demand Registration or Shelf Registration and their employees, agents and professional advisers who reasonably need to know such information for purposes of assisting such registration participant with respect to its investment in the Common Stock and agree to keep it confidential, (ii) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who are subject to confidentiality arrangements, (iii) if and to the extent such matters are publicly disclosed by the Company or any of its subsidiaries or any other person that, to the actual knowledge of such Shareholder, was not subject to an obligation or duty of confidentiality to the Company or any of its subsidiaries, (iv) as required by applicable law (provided, that the Shareholder gives prior written notice to the Company of such requirement and the contents of the proposed disclosure to the extent it is permitted to do so under applicable law), and (v) for disclosure to any other Shareholder.

Section 2.8 Registration Procedures. Whenever Holders request that any Registrable Securities be registered pursuant to a Demand Registration, Piggyback Registration or Shelf Registration in accordance with the terms of this Article II, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as practicable, and, in connection with any such request:

(a) The Company shall as promptly as reasonably possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days unless otherwise provided herein.

(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each participating Registering Holder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Registering Holder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Registering Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Registering Holder. Each Registering Holder shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to such Registering Holder and the Company shall use its commercially reasonable efforts to comply with such request; provided, however, that the Company shall not have any obligation to modify any information if the Company reasonably expects that doing so would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company shall also provide Registering Holders Counsel with drafts of the registration statement and the prospectus, any amendment or supplement thereto, and any other documents in connection therewith and include any reasonable comments from Registering Holders Counsel in such documents.

(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Holders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Registering Holder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Holder holding such Registrable Securities reasonably (in light of such Registering Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Registering Holder to consummate the disposition of the Registrable Securities owned by such Registering Holder; provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.8(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify each Registering Holder holding Registrable Securities covered by a registration statement pursuant to this Article II, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Registering Holder and file with the SEC any such supplement or amendment.

(i) Each Registering Holder agrees that, upon receipt of any such notice from the Company, such Registering Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Registering Holder’s receipt of the copies of the supplemented or amended prospectus contemplated hereby, and, if so directed by the Company, such Registering Holder shall deliver to the Company all copies, other than any permanent file copies then in such Registering Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

(ii) If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be effective (including the period referred to in Section 2.8(a)) by the number of days during the period from and including the date of the giving of notice pursuant to this Section 2.8(e) to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of this Section 2.8(e).

(f) The Board shall have the right, in its sole discretion, to select a lead underwriter or underwriters and any other underwriters in connection with any Demand Registration, Piggyback Registration or Shelf Registration. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form subject to the reasonable comments of Registering Holders Counsel) and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA. With respect to any Demand Registration or Piggyback Registration involving an underwritten Public Offering, each Registering Holder must sell its Registrable Securities to the underwriters on the same terms and conditions as apply to the Company or the other Registering Holders, as applicable.

(g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Holder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Article II and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction to the extent permitted by applicable law. Each Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential. Each Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h) The Company shall furnish to each underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

(i) The Company shall otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

(j) The Company may request each Shareholder to reasonably promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as may be legally required in connection with such registration.

(k) The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.

(l) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(m) The Company shall pay all Registration Expenses in connection with each Demand Registration, Piggyback Registration and Shelf Registration.

Section 2.9 Indemnification by the Company.

(a) The Company agrees to indemnify and hold harmless each Shareholder Beneficially Owning any Registrable Securities covered by a registration statement, its officers, directors, employees, members, managers, partners and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) arising out of, caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act) or “road show,” or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 2.9.

Section 2.10 Indemnification by Participating Shareholders. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Shareholder, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each such Shareholder also agrees to, severally and not jointly, indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 2.10. No Shareholder shall be liable under this Section 2.10 for any Damages in excess of the net proceeds (after deducting underwriters’ discounts and commissions) received by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.

Section 2.11 Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article II, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or (iv) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless (x) such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 2.12 Contribution.

(a) If the indemnification provided for in this Article II is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Registering Holders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Shareholders or by such underwriters. The relative fault of the Company on the one hand and of each such Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 2.12 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.12, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Shareholder were offered to the public (less underwriters’ discounts and commissions) exceeds the amount of any Damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Shareholder’s obligation to contribute pursuant to this Section 2.12 is several, and not joint, in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders.

Section 2.13 Other Indemnification and Contribution. Indemnification and contribution similar to that specified herein (with appropriate modifications) shall be given by the Company and each Shareholder (severally but not jointly) participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

Section 2.14 Participation in Public Offering.

(a) No Holder may participate in any Public Offering provided hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements if such Public Offering is underwritten and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Article II.

(b) Each Holder shall, as promptly as practicable, to the extent it is a participant in any registration pursuant to this Agreement, following its actual knowledge thereof, notify the Company of the occurrence of any event that would reasonably be expected to cause a registration statement or prospectus in which its Registrable Securities or any related free writing prospectus are included, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE III

MISCELLANEOUS

Section 3.1 Post-Closing Lock-Up. During the period commencing on the date of the Closing and continuing for 90 days after the earlier to occur of October 31, 2021 and the date of the Closing (the “Lock-Up Period”), no Shareholder shall, with respect to any shares of Common Stock that are Beneficially Owned by such Shareholder as of the Closing or issued to such Shareholder pursuant to the terms of the Merger Agreement (such shares of Common Stock, the

“Lock-Up Shares”), (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Lock-Up Shares, or otherwise transfer or dispose of the Lock-Up Shares, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares (any such transaction described in clause (a) or (b) above, a “Lock-Up Share Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 3.1 shall not apply to (i) any Lock-Up Share Transfer to one or more Affiliates of the transferring Shareholder (A) who is a party to an agreement with the Company with substantially similar terms as this Section 3.1 or (B) if, as a condition to such Lock-Up Share Transfer, the recipient agrees in writing to be bound by this Section 3.1 and delivers a copy of such executed written agreement to the Company prior to the consummation of such transfer, (ii) any Lock-Up Share Transfer with the prior written consent of the Company obtained after the Closing (which consent may be granted or withheld by the Company in its sole discretion), (iii) any Lock-Up Share Transfer made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board (as constituted following the Closing) or a committee thereof, (iv) any Lock-Up Share Transfer by will or by operation of law or other transfers for estate-planning purposes, in which case the provisions of this Section 3.1 shall bind the transferee, or (v) any Lock-Up Share Transfer or series of Lock-Up Shares Transfers where the aggregate number of Lock-Up Shares transferred during the Lock-Up Period does not exceed 10.0% of the Lock-Up Shares Beneficially Owned by such Shareholder, or if the Company enters into a similar lock-up agreement with any other person set forth on Exhibit B hereto (or their Affiliates, successors or assigns) permitting such Person to dispose of a greater percentage of its shares of Common Stock during the Lock-Up Period, such Shareholder shall be permitted to dispose of such greater percentage of its Lock-Up Shares. In connection with any Lock-Up Share Transfer pursuant to clause (i) of the immediately preceding sentence, the Company agrees to not take any action that would cause such Lock-Up Share Transfer to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under any applicable law (“Takeover Laws”), and, at the request of the transferring Shareholder, will take all reasonable steps within its control to exempt (or ensure the continued exemption of) such Lock-Up Share Transfer from the Takeover Laws of any jurisdiction that purport to apply to such transaction.

Section 3.2 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by electronic mail, registered or certified mail, return receipt requested, air courier guaranteeing overnight delivery or personal delivery to the following addresses (or to such other address as a Shareholder or the Company may designate by notice to the other parties hereto):

(a) If to a Shareholder, to such addresses indicated on Schedule A attached hereto.

(b)     If to the Company:

Frank’s International N.V.

10260 Westheimer Road, Suite 700

Houston, Texas 77042

Attention: Melissa Cougle, Chief Financial Officer

                  John Symington, General Counsel

E-mail:     Melissa.Cougle@franksintl.com

                  John.Symington@franksintl.com

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile copy or electronic mail, if sent via facsimile or electronic mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.3 Assignment and Successors. Any proposed transfer or assignment by a Shareholder of any of its rights or obligations under this Agreement requires the prior written consent of the Company; provided that a Shareholder may transfer or assign its rights or obligations under this Agreement to an Affiliate of such Shareholder without the Company’s consent but shall provide the Company with prompt written notice of any such assignment; provided further that any Lock-Up Share Transfer shall comply with Section 3.1. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns.

Section 3.4 Recapitalization (Exchanges, etc. Affecting the Registrable Securities). The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.5 Specific Performance. Damages in the event of breach of this Agreement by a party hereto would be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives (a) any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief or that a remedy at law would be adequate and (b) any requirement under any law to post securities as a prerequisite to obtaining equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. The exchange of signed copies of this Agreement by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement and such copies shall be deemed original signatures for all purposes.

Section 3.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.8 Governing Law, Submission to Jurisdiction. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined by courts of the State of New York located in New York, New York and the federal courts of the United States of America located in New York, New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.

Section 3.9 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11 Further Assurances. Each party shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 3.12 Entire Agreement. This Agreement and the Merger Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company set forth herein or therein. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.13 Term; Amendment. This Agreement shall automatically terminate and be of no further force and effect on the date on which there are no Registrable Securities; provided that the provisions of Sections 2.9, 2.10, 2.11, 2.12 and 2.13 shall survive any termination of this Agreement. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.14 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.15 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Company, the Shareholders and their respective permitted assignees shall have any obligation hereunder and that, notwithstanding that one or more of the Company and the Shareholders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be available against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the Company, the Shareholders or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the Company, the Shareholders or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder or Affiliate of any of the foregoing, as such, for any obligations of the Company, the Shareholders or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of the Shareholders hereunder.

Section 3.16 Interpretation. Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Shareholder under this Agreement, such action shall be in such Shareholder’s sole discretion unless otherwise specified.

Section 3.17 Aggregation of Shares. All Registrable Securities held by a Shareholder and its Affiliates shall be aggregated together for purposes of determining the availability of any rights hereunder. Notwithstanding the foregoing, in no event shall two or more Shareholders, acting separately and not on an aggregated basis, be entitled to claim Beneficial Ownership of the same Registrable Securities for purposes of exercising any rights hereunder, and the Company shall be permitted to disregard any such claims in its good faith judgment. Upon the request of the Company or any transfer agent for the Registrable Securities, each Shareholder shall promptly provide to the Company or its transfer agent, as applicable, written confirmation (including reasonable supporting documentation) of such Shareholder’s then current ownership of its Registrable Securities. In determining the ownership of such Registrable Securities for any purposes hereunder, the Company shall be entitled to conclusively rely in good faith on (i) the then most current ownership information provided to it by the transfer agent or (ii) if there is no such transfer agent, the most current ownership information then in its possession, and, in each case, any such determination made by the Company in reliance thereon shall be deemed final and binding on all parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FRANK’S INTERNATIONAL N.V.

By:	/s/ Michael C. Kearney
Name:	Michael C. Kearney
Title:	Chairman, President and Chief Executive
Officer

[Signatures continue on following page.]

[Signature Page to Registration Rights Agreement]

SHAREHOLDERS:

OAK HILL ADVISORS, L.P., on behalf of certain investment funds and separate accounts that it manages, and not in its individual capacity
By:	Oak Hill Advisors GenPar, L.P., its general partner
By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Registration Rights Agreement]

Mezzanine Partners Offshore Investment Master Fund, L.P.
By:	HPS Mezzanine Partners, LLC, as Investment Manager
By:	HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Don Dimitrievich
Name: Don Dimitrievich
Title: Managing Director

Mezzanine Partners, L.P.
By:	HPS Mezzanine Partners, LLC, as Investment Manager
By:	HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Don Dimitrievich
Name: Don Dimitrievich
Title: Managing Director

Institutional Mezzanine Partners, L.P.
By:	HPS Mezzanine Partners, LLC, as Investment Manager
By:	HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Don Dimitrievich
Name: Don Dimitrievich
Title: Managing Director

[Signature Page to Registration Rights Agreement]

AP Mezzanine Partners III, L.P.
By:	HPS Mezzanine Management III, LLC, as Investment Manager
By:	HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Don Dimitrievich
Name: Don Dimitrievich
Title: Managing Director

Mezzanine Partners III, L.P.
By:	HPS Mezzanine Management III, LLC, as Investment Manager
By:	HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Don Dimitrievich
Name: Don Dimitrievich
Title: Managing Director

MP III Mezzanine Investments, L.P.
By:	HPS Mezzanine Management III, LLC, as Investment Manager
By:	HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Don Dimitrievich
Name: Don Dimitrievich
Title: Managing Director

[Signature Page to Registration Rights Agreement]

AG SF MASTER (L), L.P.
AG SUPER FUND MASTER, L.P.
JAMES RIVER INSURANCE COMPANY
KAISER PERMANENTE GROUP TRUST
KAISER FOUNDATION HOSPITALS
JRG REINSURANCE COMPANY LTD.
AG ENERGY CREDIT OPPORTUNITIES INVESTMENTS FUND, L.P.
AG MM, L.P.
AG CATALOOCHEE, L.P.
AG ENERGY CREDIT OPPORTUNITIES FUND, L.P.
AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P.
AG CENTRE STREET PARTNERSHIP, L.P.
AG CAPITAL RECOVERY PARTNERS VIII, L.P.
NORTHWOODS CAPITAL X, LIMITED

In each case, by Angel, Gordon & Co., L.P., its investment advisor

By:	/s/ Frank Stadelmaier
Name: Frank Stadelmaier
Title: Authorized Signatory

[Signature Page to Registration Rights Agreement]

Schedule A

Shareholders

Investment funds and separate accounts managed by Oak Hill Advisors, L.P.:

1.	OHA STRATEGIC CREDIT Master Fund II LP
2.	OHA DIVERSIFIED CREDIT STRATEGIES FUND MASTER, L.P.
3.	OHA DIVERSIFIED CREDIT STRATEGIES MASTER FUND (PARALLEL II), L.P.
4.	OHA European Strategic Credit Master Fund (Euro), L.P.
5.	Future Fund Board of Guardians
6.	AustralianSuper
7.	OHA-CDP ESCF, L.P.
8.	OHA Centre Street Partnership, L.P.
9.	OHA DIVERSIFIED CREDIT STRATEGIES TRACTOR MASTER FUND L P
10.	Oregon Public Employees Retirement Fund—(Oak Hill)
11.	OHA MD Opportunistic Credit Master Fund, L.P.
12.	OCA OHA Credit Fund LLC
13.	AD CCF (Europe) S.a.r.l.
14.	OHA Finlandia Credit Fund, LP
15.	OHA Structured Products Master Fund C, L.P.
16.	OHA Structured Products Master Fund D, L.P.
17.	OHA DIVERSIFIED CREDIT STRATEGIES FUND (PARALLEL), L.P.
18.	The Coca-Cola Company Master Retirement Trust
19.	Oregon Public Employees Retirement Fund
20.	ALOHA European Credit Fund, L.P.
21.	Indiana Public Retirement System
22.	Mercer QIF Fund PLC—Mercer Investment Fund 1
23.	OHA S.C.A., SICAV-SIF
24.	OHA Enhanced Credit Strategies Master Fund, L.P.
25.	OHA CUSTOM MULTI-SECTOR CREDIT MASTER FUND, L.P.
26.	OHA BCSS SSD, L.P.
27.	OHA MPS SSD, L.P.
28.	OHAT Credit Fund, L.P.
29.	Lerner Enterprises, LLC
30.	BAE Systems Pension Funds CIF Trustees Limited
31.	Master SIF SICAV-SIF
32.	OHAT Credit Fund L.P.
33.	BAE Systems 2000 Pension Plan Trustees Limited

Notice Address:

c/o Oak Hill Advisors, L.P.

1114 Avenue of the Americas

38th Floor

New York, New York 10036

Attn:      Office of the General Counsel

E-mail:     EArbeter@oakhilladvisors.com

LegalOHA@ohpny.com

Investment funds advised by Angelo, Gordon & Co., L.P.:

1.	AG SF MASTER (L), L.P.
2.	AG SUPER FUND MASTER, L.P.
3.	JAMES RIVER INSURANCE COMPANY
4.	KAISER PERMANENTE GROUP TRUST
5.	KAISER FOUNDATION HOSPITALS
6.	JRG REINSURANCE COMPANY LTD.
7.	AG ENERGY CREDIT OPPORTUNITIES INVESTMENTS FUND, L.P.
8.	AG MM, L.P.
9.	AG CATALOOCHEE, L.P.
10.	AG ENERGY CREDIT OPPORTUNITIES FUND, L.P.
11.	AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P.
12.	AG CENTRE STREET PARTNERSHIP, L.P.
13.	AG CAPITAL RECOVERY PARTNERS VIII, L.P.
14.	NORTHWOODS CAPITAL X, LIMITED

Notice Address:

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue

New York, NY 10167

Attn:     Frank Stadelmaier, Chief Operating Officer

E-mail:    fstadelmaier@angelogordon.com

Investment funds advised by HPS Investment Partners, LLC:

1.	MP III Offshore Mezzanine Investments, L.P.
2.	Mezzanine Partners III, L.P.
3.	Mezzanine Partners Offshore Investment Master Fund, L.P.
4.	Mezzanine Partners, L.P.
5.	AP Mezzanine Partners III, L.P.
6.	Institutional Mezzanine Partners, L.P.

Notice Address:

c/o HPS Investment Partners, LLC

40 West 57th Street

33rd Floor

New York, NY 10019

Attn:     Don Dimitrievich, Managing Director

Email:     don.dimitrievich@hpspartners.com

Exhibit A

Form of Joinder to Registration Rights Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement, dated March 10, 2021 (as amended from time to time, the “Registration Rights Agreement”), by and among Frank’s International N.V., a public company organized under the laws of the Netherlands (the “Company”), and the Shareholder parties thereto. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Registration Rights Agreement as of the date hereof and shall have all of the rights and obligations of a “Shareholder” thereunder as if it had been an original party to the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

SHAREHOLDER:

[NAME]

By:
Name:
Title:

Notice Address:
[_________________]
[_________________]
Attention: [_________________]
Email: [_________________]

FRANK’S INTERNATIONAL N.V.

By:
Name:
Title:

EXHIBIT B

Other Lock-Up Persons

Oak Hill Advisors, L.P.

Angelo, Gordon & Co., L.P.

HPS Investment Partners, LLC

D. Keith Mosing

S. Brent Mosing

Kirkland D. Mosing

Erich L. Mosing

Any person who signs a joinder to an agreement with the Company and any of the foregoing persons that includes a lock-up provision by which such Person shall be bound